UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report November 3, 2004
Date of Earliest Event Reported November 2, 2004

ENERGY TRANSFER PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-11727	73-1493906
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2838 Woodside Street
Dallas, Texas 75204
(Address of principal executive offices) (Zip Code)

(918) 492-7272
(Registrant’s telephone number, including area code)

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 2, 2004, Energy Transfer Partners, L.P. (the “Partnership”) issued a press release announcing its closing on November 1, 2004 of the previously announced acquisition of certain East Texas natural gas midstream assets from Devon Energy Corporation. The assets, known as the Texas Chalk and Madison Systems, include approximately 1,800 miles of gathering and mainline pipeline systems, four natural gas treating plants, condensate stabilization facilities, fractionation facilities and the 80 MMcfd Madison gas processing plant. The assets were acquired by the Partnership’s natural gas midstream operating partnership, La Grange Acquisition, L.P. from Devon Gas Services, L.P., Southwestern Gas Pipeline, Inc. and Acacia Natural Gas Corporation, subsidiaries of Devon Energy Corporation.

The Purchase and Sale Agreement executed on July 21, 2004, provided for a purchase price of $80 million, increased by the payment of interest on such amount from May 1, 2004 to Closing, and decreased by the net operating cash flow, plus interest, generated from the assets from May 1, 2004 to Closing. Additional adjustments to the purchase price totaling approximately $823,000 were made for certain current liabilities at Closing and the value of certain energy products at April 30, 2004. The approximately $64.6 million paid by the Partnership at Closing was financed through La Grange Acquisition, L.P.’s existing credit facility, and is subject to adjustment upon the completion of a final settlement within 120 days after Closing.

Item 9.01. Financial Statements and Exhibits.

(a)   Financial Statements of businesses acquired:

No financial statements are required to be filed in connection with this asset purchase.

(b)   Pro Forma financial information:

No pro forma financial information is required to be filed in connection with this asset purchase.

(c)   Exhibits

The following Exhibits are filed herewith:

Exhibit Number 99.1 – Press Release dated November 2, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Partners, L.P.

	By:	U.S. Propane L.P., General Partner
	By:	U.S. Propane L.L.C., General Partner

Date: November 3, 2004	By:	/s/ Ray C. Davis

Ray C. Davis
Co-Chief Executive Officer and officer duly
authorized to sign on behalf of the registrant

	By:	/s/ Kelcy L. Warren

Kelcy L. Warren
Co-Chief Executive Officer and officer duly
authorized to sign on behalf of the registrant

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated November 2, 2004